Exhibit 99.1

[Andrx Logo]

PRESS RELEASE: For Immediate Release

ANDRX REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

FORT LAUDERDALE, FLORIDA, August 9, 2004 — Andrx Corporation (Nasdaq: ADRX) (“Company” or “Andrx”) today announced its financial results for the three and six months ended June 30, 2004. Andrx’s financial results and other important matters are extensively detailed in Andrx’s Form 10-Q, which is being filed today with the U.S. Securities and Exchange Commission (“SEC”). This press release and Andrx’s Form 10-Q will be available on the Company’s website at www.andrx.com (Investor Relations/SEC filings).

Financial Highlights
(dollars in thousands, except per share amounts)

	Three months ended
	June 30,		Change
	2004	2003	$	%
Total revenues	$290,584	$272,370	$18,214	6.7%
Income from operations	$9,526	$22,481	$(12,955)	(57.6%)
Net income	$6,444	$14,477	$(8,033)	(55.5%)
Diluted net income per share	$0.09	$0.20	$(0.11)	(55.0%)

Diluted weighted average shares outstanding	73,651,000	72,617,000

	Six months ended
	June 30,		Change
	2004	2003	$	%
Total revenues	$582,759	$509,555	$73,204	14.4%
Income from operations	$50,884	$31,813	$19,071	59.9%
Net income	$33,106	$20,833	$12,273	58.9%
Diluted net income per share	$0.45	$0.29	$0.16	55.2%

Diluted weighted average shares outstanding	73,628,000	72,375,000

•	Revenue from distributed products increased to $163.3 million, compared to $161.5 million in the second quarter of 2003, but decreased compared to $173.5 million in the first quarter of 2004.

•	Revenue from generic products increased $29.0 million, or 44%, to $95.1 million, compared to $66.2 million for the second quarter of 2003.

•	Revenue from brand products increased 87% to $19.6 million, which included the launch of Fortamet™ and the re-launch of the Company’s cholesterol-lowering product under the new name Altoprev™, compared to $10.5 million for the second quarter of 2003.

•	Revenue from licensing and royalties totaled $12.5 million, which primarily included $14.3 million related to amounts Andrx earned from Teva Pharmaceutical Industries Ltd.’s sale of Impax’s generic versions of Wellbutrin SR® (150mg) and Zyban®, and ($2.6) million related to amounts Andrx recorded from Kremers Urban Development Company (“KUDCo”) involving KUDCo’s generic version of Prilosec®.

•	Cash, cash equivalents and investments available-for-sale totaled $217.4 million as of June 30, 2004.

•	Capital expenditures were $35.2 million for the second quarter and $49.5 million for the six months ended June 30, 2004, and are now estimated at approximately $120 million for 2004. Capital expenditures are mainly for facilities, machinery and equipment that will essentially double the Company’s Florida manufacturing facilities capacity by January 2005. Though this represents a $20 million increase compared to earlier capital expenditure estimates for 2004, the revised plan calls for the cessation of construction in North Carolina and should result in significantly less capital expenditures and operating expenses during the next three years, and allow Andrx to continue to focus on improving its manufacturing and quality operations in Florida.

Andrx’s results of operations for the 2004 second quarter also include, among other things, the following charges, totaling approximately $33 million, before income taxes (effective tax rate of 38%):

A $6.3 million reduction in licensing and royalties revenues representing an allocation from KUDCo related to its June 2004, $50 million settlement for patent infringement litigation involving KUDCo’s generic version of Prilosec. KUDCo asserts that Andrx is responsible for $6.3 million of this $50 million settlement, which the Company disputes. As a result of this $6.3 million reduction, licensing and royalties from KUDCo were ($2.6) million in the 2004 second quarter.

A $14.5 million impairment charge to cost of goods sold, resulting from the Company’s June 2004, determination that the further expansion of its Florida facilities now underway would allow it to double its current capacity by January 2005 and allow it to fulfill its current and projected manufacturing requirements through at least 2007. As a result of this determination, the Company concluded that it would cease renovation of its North Carolina manufacturing facility and that it was more likely than not that the facility would be sold. Consequently, the carrying value of the North Carolina facility has been reduced to an amount equal to its estimated fair value.

A $600,000 charge to cost of goods sold relating to a reduction in the Company’s manufacturing and related personnel. This charge resulted from the Company’s ongoing efforts to reduce operating overhead through efficiency improvements at its Florida facilities. This reduction in personnel represents approximately $4.2 million in annual payroll.

A $3.5 million charge to cost of goods sold to reduce the carrying value of the Company’s Entex product rights, which the Company acquired in June 2001. This charge resulted from the FDA’s June 22, 2004 approval of another entity’s New Drug Application (“NDA”) for an over-the-counter product containing the same active ingredients as one of Andrx’s Entex prescription products (Entex PSE). As discussed in Andrx’s previous SEC filings, draft FDA guidance indicates that, following its approval of a similar product, FDA will seek to remove from the market prescription products which are presently permitted to be sold without an approved NDA. Andrx will amortize the remaining carrying value of its intangible asset of approximately $6.8 million over its revised estimated remaining life of its entire Entex product line of 18 months. Based on future events, the Company may record additional charges in subsequent periods, as appropriate.

A $7.8 million charge for legal settlements. These settlements include the previously announced June 2004, $6 million settlement of the Company’s trademark infringement litigation with Kos Pharmaceuticals, Inc., relating to the product now named Altoprev, as well as Andrx’s portion of the Company’s previously disclosed litigation with Alpharma USPD.

Andrx’s Chief Executive Officer, Thomas P. Rice, said: “Excluding the $33 million in charges, our businesses experienced solid operating results in the 2004 second quarter. Our generic product revenues were $95 million, an increase of 44% compared to the 2003 second quarter. Our distribution business once again contributed approximately $14 million to income from operations and contributed to sales of Andrx generic products. Revenues from distributed products did not experience sequential growth for only the third time in 48 quarters since the Company’s inception, resulting from the rapid decrease in the price of certain generic products and the absence of any significant new generic product introductions in the industry. In our brand business, FDA approved Fortamet, our second internally developed brand product, with three years of marketing exclusivity, and that launch, as well as the re-launch of our cholesterol-lowering product under its new name, Altoprev, are going smoothly.”

Conference Call & Live Web Cast

Date:	Tuesday, August 10, 2004
Time:	8:00 AM ET
Live Webcast:	http://www.andrx.com, link to Investor Relations/IR Events

About Andrx Corporation:

We are a pharmaceutical company that develops and commercializes generic versions of controlled-release brand name pharmaceuticals, using our proprietary controlled-release drug delivery technologies, and generic versions of niche and immediate-release brand pharmaceutical products, including oral contraceptives; distributes pharmaceuticals, primarily generics, manufactured by others as well as manufactured by us, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices; and commercializes brand pharmaceuticals, in some instances using our proprietary controlled-release drug delivery technologies.

Forward-looking statements (statements which are not historical facts) in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein or which are otherwise made by us or on our behalf that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “ plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including but not limited to, our dependence on a relatively small number of products; licensing revenues; the timing and outcome of patent, antitrust and other litigation; the timing and commercial success of future product approvals and launches; the effects of changing our product’s name to Altoprev; whether we will be awarded any market exclusivity period and, if so, the precise dates thereof; government regulation generally, and FDA regulation, in particular, including quality standards for our products and facilities and the FDA’s actions regarding any Form 483 notices; competition; manufacturing capacities, output and quality processes; our ability to develop and successfully commercialize new products; the loss of revenues from existing products; development and marketing expenses that may not result in commercially successful products; our inability to obtain, or the high cost of obtaining, licenses for third party technologies; commercial obstacles to the successful introduction of Fortamet, Cardura XL and brand products generally; exclusion of our brand products from formularies; the consolidation or loss of customers; our relationship to our suppliers; the success of our joint ventures; difficulties in integrating, and potentially significant charges associated with, acquisitions of technologies, products and businesses; the inability to obtain sufficient supplies from key suppliers; the impact of returns, allowances and chargebacks; product liability claims; rising costs and limited availability of product liability and other insurance; the loss of key personnel; failure to comply with environmental laws; and the absence of certainty regarding the receipt of required regulatory approvals or the timing or terms of such approvals. We are also subject to other risks detailed herein or detailed from time to time in our other filings with the SEC. We disclaim any intent or obligation to update the forward-looking statements as expressly required by law.

This release and additional information about Andrx Corporation are also available on the Internet at: http://www.andrx.com.

Contacts:	Angelo C. Malahias, President or John M. Hanson, Senior Vice President & Chief Financial Officer Phone: 954-382-7600

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